Exhibit 99.1

Contact:	Sitrick And Company
Brenda Adrian
Tom Becker
212-573-6100
NOTIFICATION AND HEARING PROCEDURES ESTABLISHED FOR TRADING IN
FEDDERS EQUITY SECURITIES
     Liberty Corner, New Jersey- October 25, 2007- Fedders Corporation (OTC:FJCC), a leading global manufacturer of air treatment products, said that the U. S. Bankruptcy Court for the District of Delaware has approved notification procedures that will enable the Company to preserve certain potentially valuable tax attributes.
     The Court order requires any person or entity that currently is or becomes a Substantial Equityholder of Fedders Corporation securities to file with the Court and also notify the company and the official committee of unsecured creditors (the “Committee”). A Substantial Equityholder is any person or entity that beneficially owns or seeks to own at least 1,328,799 shares, or approximately 4.5 percent, of Fedders common stock.
     The order also requires Substantial Equityholders to notify the Court, the company and the Committee 15 calendar days prior to selling or otherwise transferring Fedders common stock in order to allow for an objection to any proposed sale or transfer on the grounds such transfer may adversely affect the value of the company’s tax loss carryforwards.and/or other tax attributes. In addition, the order prohibits any sale or transfer of Fedders preferred shares by shareholders of any size during this time absent further court order.
     Full details of the order, including forms to be used for notifications can be found at www.loganandco.com.
About Fedders:

Founded in 1896, Fedders Corporation (OTC: FJCC) is a leading global manufacturer of air treatment products, including air conditioners, furnaces, air cleaners and humidifiers for residential, commercial and industrial markets.
This news release includes forward-looking statements that are covered under the “Safe-Harbor” clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders’ SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.
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